Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Terry Sanford, SVP & CFO
Carriage Services, Inc. 713-332-8400

Ken Dennard / ksdennard@drg-e.com Kip Rupp / krupp@drg-e.com DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES THIRD QUARTER 2009 RESULTS
HOUSTON — OCTOBER 28, 2009 — Carriage Services, Inc. (NYSE: CSV) today announced results for the third quarter ended September 30, 2009. Financial highlights from continuing operations for the third quarter of 2009 compared to the third quarter of 2008 were as follows:
Third Quarter Selected Financial Results
(amounts in millions, except per share amounts)

			Change
	Q3 2008(1)	Q3 2009	Amount		Percent
Total Revenues	$43.2	$42.2	($1.0)		(2.4%)
Consolidated EBITDA	$8.4	$8.7	$0.3		4.3%
Consolidated EBITDA Margin	19.4%	20.7%	130	bp	6.7%
Net Income	$0.6	$0.9	$0.3		50%
Diluted Earnings per Share	$0.03	$0.05	$0.02		67%

(1)	For comparability purposes, Q3 2008 is adjusted to exclude special charges totaling $0.8 million
HIGHLIGHTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Given a weak revenue environment, third quarter results were satisfactory primarily because we achieved EPS of $0.05 versus $0.03 on a comparable basis and $0.01 on a GAAP basis last year. Despite the lower funeral volumes and challenging economic conditions, our expense management across all areas of our business has continued to be excellent. The cost control theme was evident in the third quarter of 2009 as we reduced field level expenses by $1.4 million, more than offsetting the $1.0 million reduction in revenue and resulting in an increase of 160 basis points in Total Field EBITDA Margin to 32.2% in the quarter compared to 30.6% last year. As we enter the more seasonably high revenue period, we are well positioned to finish strong in the fourth quarter and to get off to a good start in 2010,” concluded Payne.

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 2005 (date of refinancing the Senior Notes). The Trend Reports highlight trends in volumes, revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of overhead. Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of deathcare businesses. Please review the table below and visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the consolidated Annual and Quarterly Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended September 30, 2009
($000’s)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2009	2008	2009

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	3,994	3,795	12,737	11,888
Preneed Contracts	922	861	3,055	2,830

Total Same Store Funeral Contracts	4,916	4,656	15,792	14,718

Acquisition Contracts
Atneed Contracts	671	663	2,194	2,075
Preneed Contracts	187	225	656	687
New Store Openings	190	187	632	631

Total Funeral Contracts	5,964	5,731	19,274	18,111

Funeral Revenue
Same Store Funeral Operations Revenue	$26,657	$25,912	84,685	82,186
Preneed Commission and Other Revenue	626	483	2,053	1,573

Total Funeral Same Store Revenue	27,283	26,395	86,738	83,759
Acquired Funeral Operations Revenue	4,313	4,185	14,026	13,457

Total Funeral Home Revenue	31,596	30,580	100,764	97,216

Cemetery Revenue
Same Store Cemetery Operations Revenue	8,898	8,881	24,478	27,218
Same Store Cemetery Financial Revenue	1,020	886	3,028	2,820

Total Cemetery Same Store Revenue	9,918	9,767	27,506	30,038
Acquired Cemetery Operations Revenue	1,628	1,532	4,632	4,801
Acquired Cemetery Financial Revenue	70	288	190	465

Total Cemetery Acquisition Revenue	1,698	1,820	4,822	5,266

Total Cemetery Revenue	11,616	11,587	32,328	35,304

Total Revenue from Continuing Operations	$43,212	$42,167	$133,092	$132,520

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$8,807	$9,218	31,586	30,970
Same Store Funeral Field EBITDA Margin	32.3%	34.9%	36.4%	37.0%

Acquired Funeral Field EBITDA	1,259	1,171	4,353	4,302
Acquired Funeral Field EBITDA Margin	29.2%	28.0%	31.0%	32.0%

Total Funeral Field EBITDA	10,066	10,389	35,939	35,272
Total Funeral Field EBITDA Margin	31.9%	34.0%	35.7%	36.3%

Same Store Cemetery Field EBITDA	2,594	2,711	7,072	8,832
Same Store Cemetery Field EBITDA Margin	26.2%	27.8%	25.7%	29.4%

Acquired Cemetery Field EBITDA	546	490	1,641	1,579
Acquired Cemetery Field EBITDA Margin	32.2%	26.9%	34.0%	30.0%

Total Cemetery Field EBITDA	3,140	3,201	8,713	10,411
Total Cemetery Field EBITDA Margin	27.0%	27.6%	27.0%	29.5%

Total Field EBITDA from Continuing Operations	13,206	13,590	44,652	45,683
Total Field EBITDA Margin from Continuing Operations	30.6%	32.2%	33.5%	34.5%

Overhead
Total Variable Overhead	547	784	1,954	2,267
Total Regional Fixed Overhead	831	726	2,497	2,197
Total Corporate Fixed Overhead	3,463	3,355	9,898	10,143

Total Overhead	4,841	4,865	14,349	14,607

	11.2%	11.5%	10.8%	11.0%

Adjusted Consolidated EBITDA from Continuing Operations	$8,365	$8,725	$30,303	$31,076

Adjusted Consolidated EBITDA Margin from Continuing Operations	19.4%	20.7%	22.8%	23.5%

Special Charges
Litigation Related Legal Costs	474	—	1,397	—
Termination Expenses	269	—	969	—
Other Special Charges	61	—	254	—

Sum of Special Charges	804	—	2,620	—

Consolidated EBITDA from Continuing Operations	7,561	8,725	27,683	31,076
	17.5%	20.7%	20.8%	23.5%

Property Depreciation & Amortization	2,670	2,441	7,744	7,840
Restricted Stock Amortization	188	241	749	783
Interest Expense	4,525	4,598	13,701	13,857
Interest (Income) and Other	(83)	(1)	(224)	(224)

Pretax Income	261	1,446	5,713	8,820
Income tax	103	586	2,256	3,572

Net income from Continuing Operations	$158	$860	$3,457	$5,248

	0.4%	2.0%	2.6%	4.0%
Diluted EPS from Continuing Operations	$0.01	$0.05	$0.18	$0.29
Diluted EPS from Continuing Operations Excluding Special Charges	$0.03	$0.05	$0.26	$0.29
Diluted Shares Outstanding	19,564,759	17,599,792	19,725,156	17,821,788

CONSOLIDATED RESULTS
     Total revenue for the third quarter of 2009 was $42.2 million compared to $43.2 million in last year’s third quarter. Carriage earned $0.05 for the third quarter compared to $0.01 per diluted share on a GAAP basis in the same period last year. Consolidated EBITDA in the third quarter increased 4.3% to $8.7 million versus adjusted consolidated EBITDA of $8.4 million in last year’s third quarter. Consolidated EBITDA Margin increased in the third quarter of this year by 130 basis points to 20.7% compared to adjusted Consolidated EBITDA Margin of 19.4% in the third quarter last year. Adjusted 2008 Consolidated EBITDA excludes litigation costs, termination charges, and other costs that were nonrecurring.
     For the nine months ended September 30, 2009, total revenue was essentially flat at $132.5 million compared to $133.0 million. First nine months 2009 diluted earnings per share was $0.29 compared to diluted earnings per share from continuing operations of $0.18 on a GAAP basis in the same period last year. Excluding special charges in the first nine months of 2008, adjusted diluted earnings per share from continuing operations was $0.26. First nine months 2009 Consolidated EBITDA was $31.1 million and Consolidated EBITDA Margin was 23.5% compared to 2008 adjusted Consolidated EBITDA of $30.3 million and adjusted Consolidated EBITDA Margin of 22.8%.
FUNERAL OPERATIONS
     Third quarter Funeral Revenue decreased $1.0 million, or 3.2%, to $30.6 million as the number of contracts declined 3.9% and the average revenue per contract increased 1.1%. The cremation rate for the third quarter of 2009 increased by 2.8 percentage points to 42.6% compared to 39.8% for the third quarter last year. A recent initiative implemented in the third quarter of 2008 to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, continues to gain traction and helped not only the cremation average but also customer satisfaction levels with cremation families. As a result of this continuing initiative, which includes new training and new merchandise options for client families, the average revenue per cremation contract in the current quarter increased 6.0% from the third quarter of 2008. Cremations with services have risen from 35% of total cremation contracts in the third quarter of 2008 to 42% for the third quarter of 2009.
     Funeral Field EBITDA increased 3.2% to $10.4 million compared to the third quarter of 2008, while the related Field EBITDA Margin increased 210 basis points to 34.0% from 31.9%. The year over year improvement in Funeral Field EBITDA and Funeral Field EBITDA Margin was substantially due to the ability of our Managing Partners to reduce operating costs across almost all expense categories in the current weak revenue environment.

     For the nine months ended September 30, 2009, total funeral revenue was $97.2 million, just slightly lower year over year. The number of contracts has decreased by 1,163, or 6% compared to the first nine months of 2008, while total Funeral Field EBITDA declined by only 1.8% to $35.3 million and total Funeral Field EBITDA Margin increased 60 basis points to 36.3% because of excellent cost management.
CEMETERY OPERATIONS
     Cemetery Revenue totaled $11.6 million in the third quarter of 2009, essentially unchanged compared to the prior year quarter. Cemetery Field EBITDA increased 1.9% to $3.2 million, as Cemetery Field EBITDA Margin increased slightly to 27.6% from 27.0% in the prior year.
     Total Cemetery Financial Revenue from trust funds and finance charges increased by approximately $0.1 million compared to the third quarter a year ago. Financial income from the perpetual care trust funds, where current earnings are recognized, increased by $0.2 million. Financial income from merchandise and services trust funds, where cumulative realized earnings are recognized at the point when the merchandise and services are provided, was essentially unchanged from the prior year.
     For the nine months ended September 30, 2009 total cemetery revenue increased $3.0 million or 9.2% to $35.3 million compared to the prior year period, driven by an increase in preneed property sales of $3.6 million or 29.2%. Total Cemetery Field EBITDA increased by $1.7 million or 19.5%, as Total Cemetery Field EBITDA Margin increased 250 basis points to 29.5% from 27.0% on the strength of the increase in preneed property sales.
OVERHEAD
     Total Overhead of $4.9 million in the third quarter of 2009 was roughly flat compared to the third quarter of 2008 when excluding $0.8 million in nonrecurring special charges in the 2008 period. No special or nonrecurring costs have been incurred in 2009.
SHARE REPURCHASE PROGRAM
     During 2008 the Board of Directors approved plans for common stock repurchases totaling $10 million. During the third quarter of 2009 the Company repurchased 108,544 shares of common stock at an average cost per share of $3.77. Through September 30, 2009, we have repurchased a cumulative total of 2,861,897 shares at an average cost of $3.14 per share. Compared to the third quarter of 2008, $0.01 of the improvement in diluted earnings per share for the third quarter of 2009 was due to the lower share count. As of September 30, 2009, the amount available to spend in the future for share repurchases is $1.0 million.

TRUST FUND PERFORMANCE
     Over the last year, Carriage has successfully repositioned the investments in its discretionary trust fund accounts by exploiting credit and illiquidity opportunities during the recent capital markets crisis. The Company believes it is well positioned to produce higher amounts of both income and capital gains from trust funds over the next few years in support of its field operations. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.

								($ in 000’s)
	Discretionary Accounts					Total Trust Funds
CSV Trust Funds Market Value, Income and Yield					CSV Trust Funds Cost, Market Value, Gain
		Est.	Yield	Unrealized				Unrealized
	Market	Annual	on	Gain /		Cost	Market	Gain /
Date	Value	Income	Cost	(Loss)	Date	Basis	Value	(Loss)

9/30/08	$120,407	$3,948	2.85%	($18,113)	9/30/08	$179,972	$160,956	($19,016)
12/31/08	$101,554	$5,431	5.27%	($25,753)	12/31/08	$167,242	$138,476	($28,766)
3/9/09	$79,439	$6,611	7.16%	($40,408)	3/9/09	$156,262	$112,114	($44,148)
3/31/09	$89,249	$7,208	7.52%	($29,217)	3/31/09	$159,023	$126,324	($32,699)
6/30/09	$120,667	$7,352	7.82%	$7,014	6/30/09	$153,999	$158,928	$4,929
9/30/09	$145,776	$7,979	7.28%	28,323	9/30/09	$159,050	$186,646	$27,596

CSV Trust Funds: Market Value Performance (Gain)
	Discretionary Accounts		Total Trust Funds		Equity Index Performance
Timeframe	Amount	Percent	Amount	Percent	DJIA	S&P 500	NASDAQ

1 year ending 9/30/09	$25,369	21.1%	$25,690	16.0%	-10.5%	-9.2%	1.9%
9 months ending 9/30/09	$44,222	43.5%	$48,170	34.8%	10.7%	17.0%	35.2%
3/9/09 to 9/30/09	$66,337	83.5%	$74,532	66.5%	48.3%	56.3%	68.1%
3 months ending 9/30/09	$25,109	20.8%	$27,718	17.4%	15.0%	15.0%	16.2%

CSV Trust Funds: Portfolio Profile
	9/30/2008		9/30/2009
	Total Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%

Equities	$83,325	52%	$73,443	39%
Fixed Income	$46,563	29%	$94,971	51%
Cash	$31,068	19%	$18,232	10%

Total Portfolios	$160,956	100%	$186,646	100%

     Management believes the financial revenue to be derived from its cemetery perpetual care trusts and the maturing contracts in its preneed funeral and cemetery trusts will increase earnings compared to prior periods, and will have an increasingly positive earnings impact in future years from maturing contracts with higher levels of accumulated income.
CASH FLOW
     Carriage Services generated negative Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $0.7 million during the third quarter of 2009, compared to negative Free Cash Flow of $0.8 million in the third quarter of 2008. It is common for Free Cash Flow to be low in the third quarter because we pay the semiannual cash interest payment of $5.1 million on the Senior Notes in the third quarter and because seasonally the third quarter is the lowest revenue period of the year. The sources and uses of cash for the first nine months of 2009 consist of the following (in millions):

Adjusted cash provided by operations(1)	$11.2
Cash used for maintenance capital expenditures	(3.3)

Adjusted Free Cash Flow for First Nine Months of 2009	$7.9
Cash at beginning of year	5.0
Proceeds from sales of assets	0.1
Cash used for growth capital expenditures — funeral homes	(0.4)
Cash used for growth capital expenditures — cemeteries	(2.4)
Cash used for litigation settlement	(3.3)
Share repurchase program	(3.2)
Other financing activities	(0.4)

Cash at September 30, 2009	$3.3

(1)	Cash provided by operations excludes the $3.3 million litigation settlement reported in the fourth quarter of 2008 and paid in the first quarter of 2009.
BANK CREDIT FACILITY
     The Company is in the process of amending and extending its bank credit facility with its lenders, Bank of America Merrill Lynch and Wells Fargo. The Company’s current credit facility in the amount of $20 million expires in April 2010 and as of September 30, 2009 had no borrowings outstanding. The new credit facility is contemplated to be in the amount of $40 million with an accordion provision in the amount of $20 million and is expected to have a maturity date in the fourth quarter of 2012. The primary purpose of the new bank credit facility is to provide acquisition financing.

OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending September 30, 2010 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and overhead items. Other variables include the effective tax rate, which is currently estimated to be in the range of 39% to 41% and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17.5 million and is subject to change based on changes in the share price and activity in the share repurchase plan. Though we expect to acquire businesses in the future, we have not forecast any acquisitions in the Four Quarter Outlook ending September 30, 2010, because of the uncertainty as to the timing and size of acquisitions.
     ROLLING FOUR QUARTER OUTLOOK — Period Ending September 30, 2010
     (amounts in millions, except per share amounts)

Range
Revenues	$177.0 — $182.0
Field EBITDA	$62.0 — $64.5
Field EBITDA Margin	35.0% — 35.5%
Total Overhead	$21.0 — $22.2

Consolidated EBITDA	$41.0 — $42.3
Consolidated EBITDA Margin	23.2%

Interest	$18.1
Depreciation & Amortization	$12.0
Income Taxes	$4.3 — $4.9
Net Income	$6.6 — $7.3
Diluted Earnings Per Share	$0.38 — $0.42
Free Cash Flow	$14.5 — $16.0
Earnings for this period are expected to increase relative to 12 months ended September 30, 2009 for the following reasons:
•	Increase in Funeral Field EBITDA with better execution of the Standards Operating Model

•	Increase in Same Store Cemetery EBITDA with higher preneed sales and lower bad debt expense

•	Higher cemetery financial revenue

•	Tighter management of overhead expenses

•	No special charges

Long Term Outlook — Through 2013 (Base Year 2008)
Revenue growth of 6-7% annually, including acquisitions

Consolidated EBITDA growth of 9-11% annually, including acquisitions

Consolidated EBITDA Margin range of 23-26%

Delever the Company relative to debt to EBITDA by increasing earnings and Free Cash Flow
CONFERENCE CALL
          Carriage Services has scheduled a conference call for tomorrow, Thursday, October 29, 2009 at 10:30 a.m. eastern time. To participate in the call, please dial 480-629-9869 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through November 5, 2009 and may be accessed by dialing 303-590-3030 and using pass code 4173929#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
          Carriage Services is a leading provider of death care services and products. Carriage operates 134 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
          This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
          The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expense unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of profitability. Special charges are considered by management to be unusual in nature, unique and not expected to occur in the normal course of business.
FORWARD-LOOKING STATEMENTS
          Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2008, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- Tables to Follow -

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2009
(unaudited)

Selected Balance Sheet Data (in 000’s):	12/31/2008	9/30/2009
Cash and short-term investments	$5,007	$3,256
Total Senior Debt (a)	$137,732	$137,095
Common shares outstanding	17,835	17,340

Ratios and other data
Days sales in funeral accounts receivable	21.3	20.3
Senior Debt to total capitalization	41.1	40.6
Senior Debt to adjusted EBITDA from continuing operations (rolling twelve months)	3.6	3.4

a) — Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
          This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to adjusted EBITDA from continuing operations for the three months ended September 30, 2008 and 2009 and the estimated rolling four quarters ended September 30, 2010 (presented at the midpoint of the range identified in the release)(in 000’s):

			Rolling
	Three	Three	Four
	months	months	Quarter
	ended(1)	ended	Outlook
	9/30/2008	9/30/2009	9/30/2010 E
Net income from continuing operations	$158	$860	$6,800
Provision for income taxes	103	586	3,100

Pre-tax earnings from continuing operations	261	1,446	9,900
Net interest expense, including loan cost amortization	4,442	4,597	18,100
Special charges	804	—	—
Restricted stock amortization	188	241	1,000
Depreciation	2,670	2,441	10,000

Consolidated EBITDA from continuing operations	$8,365	$8,725	$39,000

Revenue from continuing operations	$43,212	$42,167	$177,500
Adjusted EBITDA margin from continuing operations	19.4%	20.7%	22.0%

(1)    For comparability purposes, Q3 2008 is adjusted to add back special charges.

Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	9/30/2008	9/30/2009
Cash provided by operating activities from continuing operations	$201	$966
Less maintenance capital expenditures from continuing operations	(965)	(1,674)

Negative free cash flow from continuing operations	$(764)	$(708)

			Rolling Four
	Nine months	Nine months	Quarter
	ended	ended	Outlook
	9/30/2008	9/30/2009(1)	9/30/2010 E
Cash provided by operating activities from continuing operations	$12,211	$11,218	$21,000
Less maintenance capital expenditures from continuing operations	(4,188)	(3,320)	(7,000)

Free cash flow from continuing operations	$8,023	$7,898	$14,000

(1)  Excluded from free cash flow for the nine months ended 9/30/2009 is the $3.3 million litigation settlement payment made in the first quarter of 2009.